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                                                                    EXHIBIT 10.1

                            SUMMARY OF BASE SALARIES
                                       FOR
                 EXECUTIVE OFFICERS OF PARK NATIONAL CORPORATION

     For services rendered during the fiscal year ended December 31, 2004, the executive officers of Park National Corporation ("Park") received the following base salaries:

     - C. Daniel DeLawder, President and Chief Executive Officer of Park and The Park National Bank ("Park National Bank") - $318,750

     - David L. Trautman, Secretary of Park and Executive Vice President of Park National Bank - $210,577

     - John W. Kozak, Chief Financial Officer of Park and Senior Vice President and Chief Financial Officer of Park National Bank - $152,500

     On January 18, 2005, upon recommendation of the Compensation Committee, the Board of Directors approved the following base salaries for the fiscal year ending December 31, 2005 (the "2005 fiscal year") for the executive officers of
Park:

     - C. Daniel DeLawder, Chairman of the Board and Chief Executive Officer of Park and Park National Bank - $464,240

     - David L. Trautman, President and Secretary of Park and President of Park National Bank - $307,108

     - John W. Kozak, Chief Financial Officer of Park and Senior Vice President and Chief Financial Officer of Park National Bank - $200,500

The Compensation Committee also recommended to the Board of Directors that the cash compensation paid to the three executive officers of Park during the 2005 fiscal year be split at 50% base salary and 50% incentive compensation. Messrs. DeLawder, Trautman and Kozak historically have received the majority of their total cash compensation in incentive compensation. The Compensation Committee reviewed independently generated peer group information of similarly sized bank holding companies developed by SNL Securities which revealed that people holding their positions typically receive a majority of their cash compensation in base salary. To be more consistent with peers, and at management's suggestion, the Compensation Committee considered and then approved a 50/50 split between base salary and cash incentive compensation. Management also suggested that Messrs. DeLawder and Trautman receive no increase in the aggregate amount of cash compensation paid to them during the 2005 fiscal year, but that the proportion of total cash compensation allocated to base salary for the 2005 fiscal year and incentive compensation in respect of Park's performance for the 2004 fiscal year should change. Management suggested, and the Compensation Committee concurred after reviewing peer data, to increase Mr. Kozak's total cash compensation. Accordingly, the base salaries for the 2005 fiscal year will be those shown above.